EXHIBIT (a)(6)

                                 LANTRONIX, INC.

                FORM OF CONFIRMATION OF RECEIPT OF ELECTION FORM

The purpose of this e-mail is to confirm that your Election Form, was received at Lantronix on [INSERT DATE].

As set forth on your Election Form, and pursuant to the terms of the Offer to Exchange, dated as of December 19, 2002, and all documents referenced therein which constitute the offer, you are deemed to have tendered (1) each of the stock options that you elected to tender in your Election Form and (2) all options granted to you within the six month period prior to January 20, 2003 (the expected Cancellation Date, as defined in the Offer to Exchange), which were automatically tendered for replacement once you elected to participate in the offer, even if those options granted within the six month period prior to the Cancellation Date have an exercise price equal to or less than three dollars and one cent ($3.01) per share, except options granted through the Employee Stock Purchase Plan.

PLEASE NOTE THAT THIS E-MAIL IS ONLY A CONFIRMATION RECEIPT AND DOES NOT CONSTITUTE ACCEPTANCE OF YOUR OPTIONS FOR REPLACEMENT.

     As set forth in the Offer to Exchange, dated as of December 19, 2002, the Company will not be deemed to have accepted your options for replacement until such time as of when Lantronix has given written notice to Lantronix's General Counsel, or to the option holders generally, of such acceptance of such options for replacement, which notice may be made by filing the final amendment to the Offer to Exchange with the Securities and Exchange Commission announcing the final results of the Offer or otherwise by e-mail. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that are not validly withdrawn promptly after the expiration of the offer. Options accepted for replacement will be cancelled on the Cancellation Date, which we presently expect to be January 20, 2003 and will be replaced with new options on the next business day.